Mortgage Note Agreement Amendment

PLUM CREEK MANUFACTURING, L.P.
999 Third Avenue
Seattle, Washington 98104

Dated as of April 15, 1997

To each of the Noteholders
  listed on Schedule 1
  attached hereto

Dear Noteholder:

WHEREAS, the purchasers of the Mortgage Notes (as hereinafter defined), Plum Creek Manufacturing, L.P., a Delaware limited partnership (the "Company"), as successor in interest to Plum Creek Manufacturing, Inc., and Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership"), entered into First Mortgage Note Agreements dated as of May 31, 1989 (the "Original Mortgage Note Agreements"), pursuant to which the Company issued $160,000,000 aggregate principal amount of its 11 1/8% First Mortgage Notes due June 8, 2007 (the "Mortgage Notes");

WHEREAS, the Original Mortgage Note Agreements were amended and affected by (i) the Mortgage Note Agreement Amendment, Consent and Waiver dated as of January 1, 1991, (ii) a letter amendment dated April 22, 1993,
(iii) a Mortgage Note Agreement Amendment dated as of September 1, 1993,
(iv) a Mortgage Note Agreement Amendment dated as of May 20, 1994,
(v) an Amendment to Mortgage Note Agreement dated as of June 15, 1995, and (vi) a Mortgage Note Agreements Amendment dated as of May 31, 1996 (collectively, the "Amendments," and the Original Mortgage Note Agreements, as amended by the Amendments, the "Mortgage Note Agreements");

WHEREAS, Mortgage Notes in the aggregate principal amount of $131,200,000 remain outstanding and are held by the holders thereof (individually, a "Noteholder," and collectively the "Noteholders") in the aggregate principal amount for each Noteholder shown opposite the name of such Noteholder on Schedule 1;

WHEREAS, the Company, the Partnership, Plum Creek Marketing, Inc.
("Marketing") and the Noteholders wish to enter into this agreement (this "Agreement") in order to further amend certain provisions of the Mortgage Note Agreements;

NOW, THEREFORE, the Company, the Partnership and Marketing hereby agree with each Noteholder as follows:

Section 1.     Definitions

All capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to them in the Mortgage Note
Agreements.

Section 2.     Amendments to the Mortgage Note Agreements

2.1        Amendment to Paragraph 5C

Paragraph 5C shall be amended by deleting the period at the end thereof and by adding the following:

          ; provided, that satisfaction of the foregoing requirements with respect to any such Lien shall not remedy the Event of Default resulting from such Lien.

2.2         Amendment to Paragraph 6B(3)(vii)

Paragraph 6B(3)(vii) shall be amended to read as follows:

          (vii) make Investments not otherwise permitted by this paragraph 6B(3) in entities engaged solely in a Permitted Business, provided that the cumulative aggregate amount of such Investments (calculated at original cost and including the principal amount of any obligations guaranteed to the extent such guarantees are not otherwise permitted by this paragraph 6B(3)) outstanding from time to time made pursuant to this clause (vii) between the date of closing and any date thereafter shall not exceed the greater of $30,000,000 or 60% of the average annual Pro Forma Free Cash Flow for the two fiscal years preceding such date;

2.3        Amendments to Paragraph 6B(5)(vi)

Paragraph 6B(5)(vi) shall be amended to read as follows:

          (vi) the Company and its Restricted Subsidiaries may otherwise sell for cash properties in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives if (a) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (b) the net proceeds of any such sale (x) are applied, within 180 days after such sale, to the prepayment of the Notes pursuant to paragraph 4A or 4B or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, (c) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Debt out of the proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to paragraph 6B(2)(vi), and (d) in the case of any properties constituting part of the Mortgaged Properties, (x) any escrow funds referred to in the proviso to this clause (vi) shall be held in a security account by the Trustee under the Trust Agreement for the equal and ratable securing of all Debt secured by the Security Documents, and (y) the productive assets purchased as provided in subclause (b) shall become part of the Mortgaged Properties securing such Debt by a supplemental mortgage or deed of trust satisfactory in form and substance to the Required Holder(s) entered into and delivered by the Company or Restricted Subsidiary, as the case may be, not later than 90 days after acquisition of such assets (and, in connection with the mortgaging of such assets, the Trustee and the holders shall receive such supporting documentation as the Required Holders shall reasonably request, which, in any event, shall include with respect to any real estate, title insurance reasonably acceptable to the Required Holders); provided that, if (I) the net proceeds of any such sale exceed $25,000,000 (and such proceeds are not immediately applied in accordance with subclause (b) above), or (II) the unapplied net proceeds of all such sales exceed $25,000,000 in the aggregate at any time, all the net proceeds of any such sale described in clause (I) and/or all the unapplied net proceeds of such sales described in clause (II), as the case may be, shall be placed immediately upon receipt thereof in escrow, pursuant to an escrow agreement reasonably satisfactory in form and substance to the Required Holder(s), for the purpose of application in accordance with subclause
          (b) above;

In order to carry out the intention of the parties hereto in making the foregoing amendment to paragraph 6B(5)(vi), the Noteholders hereby, without any further required action or direction, instruct the Trustee to issue any written consent that may be necessary under section 8 of each Mortgage Document, subject only to receipt by the Trustee of an Officers' Certificate stating that the conditions of clauses (a) and (c) of paragraph 6B(5)(vi) have been complied with, and under any corresponding provision of any supplemental or additional mortgage or deed of trust entered into in accordance with the provisions of the Mortgage Note Agreements, in order to exempt from the requirements of the proviso to clause (a) of such section 8 the net proceeds of any sale of properties governed by paragraph 6B(5)(vi) that are not required by the terms of the proviso thereto to be placed in escrow.

2.4           Amendments to Paragraph 7J

Paragraph 7J shall be amended by deleting that portion of the paragraph beginning with the heading and continuing through the words "(herein, collectively, the "Incorporated Provisions")," and by inserting in lieu thereof the following:

          7J Incorporated Covenants. The provisions of paragraphs 5 and 6 of the Senior Note Agreements as originally in effect (except as amended to and as of April 15, 1997 between the Partnership and the Senior Noteholders (collectively, the "Amendments")) and the definitions set forth or specified by reference in the Senior Note Agreement as originally in effect (except as amended by the Amendments) of terms used in such paragraphs 5 and 6 or in such definitions (herein, collectively, the "Incorporated Provisions"),

Section 3.     Representations and Warranties


Each of the Company and the Partnership represents and warrants as follows:

3.1         No Default

No Default or Event of Default has occurred and is continuing, and, after giving effect to the amendments contemplated hereby, no Default or Event of Default will exist.

3.2         Organization

The Company is a limited partnership, duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into this Agreement. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into this Agreement.

3.3          Qualification

Each of the Company and the Partnership is duly qualified or registered for transaction of business and in good standing as a foreign limited partnership in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, properties or assets, condition or operations of the Company or the Partnership, or on the ability of the Company or the Partnership to perform its obligations under this Agreement or, after giving effect to the transactions contemplated hereby, the Mortgage Note Agreements or the Mortgage Notes.

3.4           Changes, etc.

Except as described in this section 3.4 and except as contemplated by this Agreement, since December 31, 1996, the date of the most recent combined financial statements of the Partnership, (a) neither the Company nor the Partnership has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and (b) there has not been any material adverse change in the business, properties or assets, condition (financial or otherwise) or operations of the Company or the Partnership. On January 21, 1997, the Board of Directors of the General Partner authorized the Partnership to make a distribution of $0.51 per Unit for the fourth quarter of 1996, payable on February 28, 1997 to Unitholders of record on February 14, 1997. On April 15, 1997, the Board of Directors of the General Partner authorized the Partnership to make a distribution of $0.55 per Unit for the first quarter of 1997, payable on May 29, 1997 to Unitholders of record on May 16, 1997.

3.5            Actions Pending

There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company or the Partnership, threatened against the Company or the Partnership, or any properties or rights of the Company or the Partnership, by or before any court, arbitrator or administrative or governmental body that questions the validity of this Agreement, or any action taken or to be taken pursuant to this Agreement, which would be reasonably likely to result in any material adverse change in the business, properties or assets, condition or operations of the Company or the Partnership, or in the inability of the Company or the Partnership to perform its obligations under this Agreement, the Mortgage Note Agreements or the Mortgage Notes after giving effect to the transactions contemplated hereby.

3.6             Compliance With Other Instruments, etc.

The Company is not in violation of any provision of its Partnership Agreement and the Partnership is not in violation of any provision of the Partnership Agreement and neither the Company nor the Partnership is in violation of any term of any agreement or instrument to which it is a party or by which it or any of its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court arbitrator or governmental authority, the consequences of which violation would be reasonably likely to have a material adverse effect on its business, properties or assets, condition (financial or otherwise) or operations or on the ability of the Company or the Partnership to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the performance of the Mortgage Note Agreements or the Mortgage Notes, and the execution, delivery and performance by the Company and the Partnership of this Agreement, or, after giving effect to the transactions contemplated hereby, the Mortgage Note Agreements or the Mortgage Notes, will not result in the violation of or be in conflict with or constitute a default of any such term or result in the creation of (or impose any obligation on the Company or the Partnership to create) any Lien upon any of the properties or assets of the Company or the Partnership, pursuant to any such term except for Liens permitted by paragraph 6B(1) of the Mortgage Note Agreements; and there is no such term which materially adversely affects or in the future would be likely to materially adversely affect the business, properties or assets, condition or operations of the Company or the Partnership or the ability of the Company or the Partnership to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the Mortgage Note Agreements or the Mortgage Notes.

3.7              Governmental Consent

No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company and the Partnership of this Agreement or, after giving effect to the transactions contemplated hereby, the Mortgage Note Agreements or the Mortgage Notes.

3.8              Authorization; Enforceability

This Agreement has been duly authorized by all requisite action and duly executed and delivered by authorized officers of each of the General Partner of the Company, Marketing and the General Partner of the Partnership, and the Mortgage Note Agreements and the Mortgage Notes, as amended and affected by this Agreement, are valid obligations of the Company, Marketing and the Partnership (in the case of the Mortgage Note Agreements), legally binding upon and enforceable against the Company, Marketing and the Partnership (in the case of the Mortgage Note Agreements) in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

3.9              Disclosure

Neither this Agreement nor any other document, certificate or statement furnished in writing to you by or on behalf of the Company or the Partnership in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or the Partnership which materially adversely affects or in the future may (so far as the Company or the Partnership can now reasonably foresee) materially adversely affect the business, properties or assets, condition or results of operations of the Company or the Partnership and which has not been set forth in this Agreement, or in the other documents, certificates and statements furnished in writing to you by or on behalf of the Company or the Partnership, prior to the date hereof in connection with the transactions contemplated hereby.

Section 4.              Affirmation of Guarantee

The Partnership hereby agrees that its Guarantee in respect of the Mortgage Notes, as set forth in paragraph 7 of the Mortgage Note
Agreements, shall continue in full force and effect after the effectiveness of this Agreement.

Section 5.              Miscellaneous

5.1           Continuity and Integration of Agreements

Upon the effectiveness of this Agreement, the Mortgage Note Agreements and the Mortgage Notes, as amended and affected by this Agreement, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto, and the Mortgage Note Agreements and this Agreement shall be deemed to be and are construed as a single agreement.

5.2            Survival of Representations and Warranties

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the transfer of any Mortgage Note by a holder thereof. Such representations and warranties may be relied upon by any Transferee of a Mortgage Note from a holder thereof.

5.3             Effectiveness

This Agreement shall become effective upon its execution and delivery by the Company, the Partnership and Marketing and Noteholders holding not less than 55% of the aggregate principal amount of Mortgage Notes outstanding as of April 15, 1997 according to Schedule 1 ($72,160,000).

5.4             Successors and Assigns

All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

5.5            Descriptive Headings

The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.6            Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

5.7             Governing Law

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

PLUM CREEK MARKETING, INC.
By:  /s/ Diane M. Irvine

Title:  Vice President and Chief Financial Officer

PLUM CREEK MANUFACTURING, L.P.
By:  Plum Creek Management Company, L.P.,
    its general partner

By:  /s/ Diane M. Irvine

Title:  Vice President and Chief Financial Officer
PLUM CREEK TIMBER COMPANY, L.P.

By:  Plum Creek Management Company, L.P.,
         its general partner
By:  /s/ Diane M. Irvine

Title:  Vice President and Chief Financial Officer


ALLSTATE LIFE INSURANCE COMPANY

By:  /s/ Patricia W. Wilson

Title:    Authorized Signatory


By:  /s/ Jerry D. Zinkula

Title:    Authorized Signatory


ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:  /s/ Patricia W. Wilson

Title:    Authorized Signatory

By:  /s/ Jerry D. Zinkula

Title:    Authorized Signatory

AMERICAN MUTUAL LIFE INSURANCE  COMPANY (formerly Central Life Assurance
Company)

By:

Title:

CUNA MUTUAL LIFE INSURANCE COMPANY
By CIMCO Inc.

By:   /s/ Donald Heltner

Title:    Vice President

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

By:

Title:

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:

Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:  /s/ Richard C. Morrison

Title:    Managing Director

MELLON BANK, N.A., solely in its capacity as Trustee for the AT&T MASTER PENSION TRUST, as directed by JOHN HANCOCK MUTUAL LIFE INSURANCE
COMPANY, and not in its individual capacity

By:  /s/ Kerry Nelson

Title:    Vice President

MELLON BANK, N.A., solely in its capacity as Trustee for the NYNEX MASTER PENSION TRUST, as directed by JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, and not in its individual capacity

By:  /s/ Kerry Nelson

Title:    Vice President

MODERN WOODMEN OF AMERICA

By:

Title:


THE PRUDENTIAL INSURANCE COMPANY OF  AMERICA

By:  /s/ Jeff Dickson

Title:    Vice President


TEACHERS INSURANCE AND ANNUITY  ASSOCIATION OF AMERICA

By:  /s/ Angela Brock-Kyle

Title:    Associate Director - Private Placements


Receipt of the instructions from the Noteholders set forth in
Section 2.3 above is hereby acknowledged:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Title:

SCHEDULE OF NOTEHOLDERS


Noteholder -- 11 1/8% Mortgage Notes    As of  4/15/97

Allstate Life Insurance Company              $    8,200,000

Allstate Life Insurance Company of New York       1,640,000

American Mutual Life Insurance Company
(formerly Central Life Assurance Company)         2,460,000

CUNA Mutual Life Insurance Company                2,460,000

John Hancock Mutual Life Insurance Company        29,110,000

John Hancock Variable Life Insurance Company      1,230,000

Massachusetts Mutual Life Insurance Company       8,200,000

Mellon Bank, N.A., as Trustee for AT&T
Master Pension Trust                              820,000

Mellon Bank, N.A., as Trustee for NYNEX
Master Pension Trust                              2,460,000

Modern Woodmen of America                         2,050,000

The Prudential Insurance Company of America       62,320,000

Teachers Insurance and Annuity Association
of America                                        10,250,000


Aggregate Principal Amount of Mortgage Notes $    131,200,000